Exhibit 10.37

CASH AWARD AGREEMENT

THIS CASH AWARD AGREEMENT (this “Agreement”) is made and effective as of the date specified in Schedule I hereto (the “Grant Date”), by and between the issuer specified in Schedule I hereto (the “Company”) and you.

The Company has adopted the incentive plan that governs the Cash Award specified in Schedule I hereto (as has been or may hereafter be amended, the “Plan”), a copy of which is attached via a link at the end of this online Agreement as Exhibit A and, by this reference, made a part hereof.  Capitalized terms used and not otherwise defined in this Agreement will have the meanings ascribed to them in the Plan.

Pursuant to the Plan, the Plan Administrator has determined that it would be in the interest of the Company and its stockholders to grant you a Cash Award, subject to the conditions and restrictions set forth in this Agreement and in the Plan, in order to provide you with additional remuneration for services rendered, to encourage you to remain in service to the Company and to increase your personal interest in the continued success and progress of the Company.

The Company and you therefore agree as follows:

1.Definitions.  The following terms, when used in this Agreement, have the following meanings, except as otherwise defined in Schedule I hereto:

“Agreement” has the meaning specified in the preamble to this Agreement.

“Cash Award” has the meaning specified in the Plan, and refers to the Cash Award granted hereunder.

“Cause” has the meaning specified as “cause” in Section 10.2(b) of the Plan.

“Company” has the meaning specified in the preamble to this Agreement.

“Disability” has the meaning specified as “Disability” in Section 2.1 of the Plan.

“Grant Date” has the meaning specified in the preamble to this Agreement.

“Nonemployee Director” has the meaning specified in the Plan.

“Plan” has the meaning specified in the preamble to this Agreement.

“Plan Administrator” has the meaning specified in Section 8 (Plan Administrator).

“Section 409A” has the meaning specified in Section 22 (Code Section 409A).

“Service Termination Date” means the date of termination of your service as a Nonemployee Director.

“Tax-Related Items” has the meaning specified in Section 5 (Taxes and Withholding).

2.Award.  In consideration of your covenants and promises herein, the Company hereby awards to you as of the Grant Date a Cash Award in an amount authorized by the Plan Administrator and set forth in the notice of online grant delivered to you pursuant to the Company’s online grant and administration program (the “Cash Award”), subject to the conditions and restrictions set forth in this Agreement and in the Plan.
3.  Vesting.  Unless otherwise determined by the Plan Administrator in its sole discretion, the Cash Award will vest in accordance with the General Vesting provisions specified in Schedule I hereto, subject to your continuous service as a Nonemployee Director with the Company from the Grant Date through the applicable vesting dates.  Notwithstanding the foregoing, unless otherwise determined by the Plan Administrator in its sole discretion or except as otherwise specified in Schedule I hereto:
(a)Termination for any Reason Other than Disability or Death. Any unvested portion of the Cash Award will be forfeited on the Service Termination Date if your service as a Nonemployee Director terminates for any reason other than by reason of your Disability (when Cause does not then exist) or your death.
(b)Disability and Death. Any unvested portion of the Cash Award will vest on the Service Termination Date if (i) your service as a Nonemployee Director terminates by reason of your Disability (when Cause does not then exist) or (ii) you die while serving as a Nonemployee Director.
(c)Approved Transaction, Board Change or Control Purchase.  The Cash Award may become vested in accordance with Section 10.1(b) of the Plan in the event of an Approved Transaction, Board Change or Control Purchase following the Grant Date.
(d)Forfeiture. Upon forfeiture of any unvested portion of the Cash Award, such portion of the Cash Award will be immediately cancelled, and you will cease to have any rights with respect thereto.
4.Payment.  Subject to Section 5 hereof (Taxes and Withholding), Section 7 hereof (Right of Offset), and Section 11 hereof (Amendment), and except as otherwise provided herein, payment of any vested portion of the Cash Award shall be made as soon as administratively practicable after the applicable vesting date. Any cash payment will be deemed effected when (a) a check from the Company, payable to you in the amount equal to the amount of the cash payment, has been delivered personally to or at your direction or deposited in the United States mail, addressed to you, (b) an amount equal to the amount of the cash payment has been processed through the direct deposit or normal Company payroll processes for your benefit or (c) the Plan Administrator has made or caused to be made such other arrangements for delivery of such cash amount as the Plan Administrator deems reasonable.

5.Taxes and Withholding.  If the Plan Administrator determines in its sole discretion it is necessary or appropriate to collect national, federal, state or other local or governmental taxes or social security costs and charges or similar contributions (wheresoever arising) with respect to the vesting or payment of any portion of the Cash Award, you may be asked to make arrangements satisfactory to the Company to make payment to the Company or its designee of the amount determined by the Plan Administrator as necessary or appropriate to be withheld under such tax laws (collectively, the “Tax-Related Items”).  To the extent the Plan Administrator determines in its sole discretion such withholding is necessary or appropriate because some or all of the Cash Award vests, you acknowledge and agree that the Company may withhold from such vested portion of the Cash Award an amount equal to the Tax-Related Items, unless other provisions for withholding such amount satisfactory to the Company have been made.  For the avoidance of doubt, the Company may allow for tax withholding in respect of the vesting of the Cash Award up to the maximum withholding rate applicable to you.  Notwithstanding the foregoing, regardless of any action the Company may take with respect to the foregoing, you acknowledge and agree that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility.

6.Nontransferability.  The Cash Award is not transferable (either voluntarily or involuntarily), before or after your death, except as follows: (a) during your lifetime, pursuant to a Domestic Relations Order, issued by a court of competent jurisdiction, that is not contrary to the terms and conditions of the Plan or this Agreement, and in a form acceptable to the Plan Administrator; or (b) after your death, by will or pursuant to the applicable laws of descent and distribution, as may be the case.  Any person to whom the Cash Award is transferred in accordance with the provisions of the preceding sentence shall take such Cash Award subject to all of the terms and conditions of the Plan and this Agreement, including that the vesting and termination provisions of this Agreement will continue to be applied with respect to you.

7.Right of Offset.  You hereby agree that the Company shall have the right to offset against its obligation to deliver cash under this Agreement to the extent that it does not constitute “non-qualified deferred compensation” pursuant to Section 409A, any outstanding amounts of whatever nature that you then owe to the Company or a Subsidiary.
8.Plan Administrator.  For purposes of this Agreement, the term “Plan Administrator” means the Compensation Committee of the Board of Directors of the Company or any committee appointed by the Board of Directors as described more fully in Section 3.1 of the Plan; provided, however, that the Board of Directors of the Company shall have the same powers as the Compensation Committee with respect to the Options and may exercise such powers in lieu of action by the Compensation Committee.
9.Tax Representations.  You hereby acknowledge that the Company has advised you that you should consult with your own tax advisors regarding the national, federal, state and other local or governmental tax consequences or social security costs and charges or similar contributions (wheresoever arising) of receiving the Cash Award.  You hereby represent to the Company that you are not relying on any statements or representations of the Company, its Affiliates or any of their respective agents with respect to the national, federal, state and other local or governmental tax consequences or social security costs and charges or similar contributions (wheresoever arising) of receiving the Cash Award.  If, in connection with the Cash Award, the Plan Administrator determines in its sole discretion it is necessary or appropriate to withhold any amounts by reason of any national, federal, state and other local or governmental tax or social security costs and charges or similar contributions (wheresoever arising), such withholding shall be effected in accordance with Section 10.9 of the Plan and Section 5 (Taxes and Withholding).
10.Notice.  Unless the Company notifies you in writing of a different procedure or address, any notice or other communication to the Company with respect to this Agreement will be in writing and will be delivered personally or sent by first class mail, postage prepaid, to the address specified for the

Company in Schedule I hereto.  Any notice or other communication to you with respect to this Agreement will be provided to you electronically pursuant to the online grant and administration program or via email, unless the Company elects to notify you  in writing, which will be delivered personally, or will be sent by first class mail, postage prepaid, to your address as listed in the records of the Company or any Subsidiary of the Company on the Grant Date, unless the Company has received written notification from you of a change of address.
11.Amendment.  Notwithstanding any other provision hereof, this Agreement may be supplemented or amended from time to time as approved by the Plan Administrator as contemplated by Section 10.7(b) of the Plan.  Without limiting the generality of the foregoing, without your consent:
(a)this Agreement may be amended or supplemented from time to time as approved by the Plan Administrator (i) to cure any ambiguity or to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, (ii) to add to the covenants and agreements of the Company for your benefit or surrender any right or power reserved to or conferred upon the Company in this Agreement, subject to any required approval of the Company’s stockholders, and provided, in each case, that such changes or corrections will not adversely affect your rights with respect to the Cash Award evidenced hereby (other than if immaterial), (iii) to reform the Cash Award made hereunder as contemplated by Section 10.17 of the Plan or to exempt the Cash Award made hereunder from coverage under Code Section 409A, or (iv) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in the interpretation of, any law or governmental rule or regulation, including any applicable federal or state securities laws; and
(b)subject to any required action by the Board of Directors or the stockholders of the Company, the Cash Award granted under this Agreement may be canceled by the Plan Administrator and a new Award made in substitution therefor, provided that the Award so substituted will satisfy all of the requirements of the Plan as of the date such new Award is made and no such action will adversely affect the Cash Award (other than if immaterial) to the extent then vested.
12.Status as a Nonemployee Director.  Nothing contained in the Plan or this Agreement, and no action of the Company or the Plan Administrator with respect thereto, will confer or be construed to confer on you any right to continue as a Nonemployee Director or interfere in any way with the right of the Board of Directors or the Company’s stockholders to terminate your service at any time, with or without Cause, subject to the charter and bylaws of the Company, as the same may be in effect from time to time.
13.Nonalienation of Benefits.  Except as provided in Section 6 (Nontransferability) and Section 7 (Right of Offset), (a) no right or benefit under this Agreement will be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same will be void, and (b) no right or benefit hereunder will in any manner be subjected to or liable for the debts, contracts, liabilities or torts of you or other person entitled to such benefits.

14.No Effect on Other Benefits.  Any payments made pursuant to this Agreement will not be counted as compensation for purposes of any other employee benefit plan, program or agreement sponsored, maintained or contributed to by the Company or a Subsidiary unless expressly provided for in such employee benefit plan, program, agreement, or arrangement.
15.Governing Law; Venue.  This Agreement will be governed by, and construed in accordance with, the internal laws of the State designated in Section 10.13 of the Plan.  Each party irrevocably submits to the general jurisdiction of the state and federal courts located in the State of Colorado and in the State of Delaware in any action to interpret or enforce this Agreement and irrevocably waives any objection to jurisdiction that such party may have based on inconvenience of forum.
16.Waiver.  No waiver by the Company at any time of any breach by you of, or compliance with, any term or condition of this Agreement or the Plan to be performed by you shall be deemed a waiver of the same term or condition, or of any similar or any dissimilar term or condition, whether at the same time or at any prior or subsequent time.
17.Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any term or condition hereof shall not affect the validity or enforceability of the other terms and conditions set forth herein.
18.Construction.  References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all Exhibits and Schedules attached hereto, including the Plan.  All references to “Sections” in this Agreement shall be to Sections of this Agreement unless explicitly stated otherwise.  The word “include” and all variations thereof are used in an illustrative sense and not in a limiting sense.  All decisions of the Plan Administrator upon questions regarding the Plan or this Agreement will be conclusive.  Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control.  The headings of the sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and will in no way modify or restrict any of the terms or provisions hereof.
19.Rules by Plan Administrator.  The Plan Administrator, in its discretion and as contemplated by Section 3.3 of the Plan, may adopt rules and regulations it deems consistent with the terms of the Plan and as necessary or advisable in its operation and administration of the Plan and this Cash Award.  You acknowledge and agree that your rights and the obligations of the Company hereunder will be subject to any further conditions and such reasonable rules and regulations as the Plan Administrator may adopt from time to time.
20.Entire Agreement.  This Agreement is in satisfaction of and in lieu of all prior discussions and agreements, oral or written, between the Company and you regarding the Cash Award.  You and the Company hereby declare and represent that no promise or agreement not expressed herein has been made and that this Agreement contains the entire agreement between the parties hereto with respect to the Cash Award and replaces and makes null and void any prior agreements between you and the Company regarding the Cash Award.  Subject to the restrictions set forth in Sections 6 (Nontransferability) and 11 (Nonalienation of Benefits), this Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.

21.Acknowledgment.  You will signify acceptance of the terms and conditions of this Agreement by acknowledging the acceptance of this Agreement via the procedures described in the online grant and administration program utilized by the Company.  By your electronic acknowledgment of the Cash Award, you are acknowledging the terms and conditions of the Cash Award set forth in this Agreement as though you and the Company had signed an original copy of the Agreement.
22.Code Section 409A.  The Cash Award made hereunder is intended to be a “short-term deferral” exempt from Section 409A and this Agreement shall be interpreted and administered accordingly. Notwithstanding the foregoing, to the extent that Section 409A of the Code or the related regulations and Treasury pronouncements (“Section 409A”) are applicable to you in connection with the Cash Award, this Cash Award is subject to the provisions of Section 10.17 of the Plan regarding Section 409A and each payment under this Agreement shall be treated as a separate payment under Section 409A.  Notwithstanding the foregoing, the Company makes no representations that the Cash Award or the Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to the Cash Award or the Plan.  If this Agreement fails to meet the requirements of Section 409A, neither the Company nor any of its Affiliates shall have any liability for any tax, penalty or interest imposed on you by Section 409A, and you shall have no recourse against the Company or any of its Affiliate for payment of any such tax, penalty or interest imposed by Section 409A.
23.Additional Conditions and Restrictions.  You may be subject to additional conditions and restrictions.  If a Schedule II is attached hereto, the additional conditions and restrictions specified therein are considered part of this Agreement.
24.Company Information.  You can access the Company’s most recent annual, quarterly and current reports as filed with the Securities and Exchange Commission on the Company’s website specified in Schedule I hereto.  Please refer to these reports as well as the Company’s future filings with the Securities and Exchange Commission (also available on the Company’s website) for important information regarding the Company.

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Schedule I

to

Cash Award Agreement

[Insert Grant Code]

Grant Date:	[____________]
Issuer/Company:	Liberty Broadband Corporation, a Delaware corporation
Plan:	Liberty Broadband Corporation 2024 Omnibus Incentive Plan, as amended from time to time
Cash Award Amount:	$ [____________]
General Vesting Schedule:

Subject to your continuous service as a Nonemployee Director with the Company from the Grant Date through the following vesting date, the Cash Award will vest on the following schedule:

Vesting

Date

Vesting

Percentage

December [__], 2024

50%

December [__], 2025

50%

Company Notice Address:	Liberty Broadband Corporation 12300 Liberty Boulevard Englewood, Colorado 80112 Attn: Chief Legal Officer and Chief Administrative Officer
Company Website:	www.libertybroadband.com
Plan Access:	You can access the Plan via the link at the end of the Agreement or by contacting Liberty Broadband Corporation’s Legal Department.